Exhibit 99.1

BofI Holding, Inc. Announces Record Net Income for Fourth Quarter and Fiscal 2009

Eighth Consecutive Year of Increased Net Income

SAN DIEGO, CA – (MARKET WIRE) – September 1, 2009 — BofI Holding, Inc. (B of I or the Company), (NASDAQ: BOFI), parent of Bank of Internet USA (Bank), today announced unaudited financial results for its fourth quarter and year ended June 30, 2009. Net income for the fourth quarter increased to $3,604,000 up 102.5% compared to the $1,780,000 earned in the fourth quarter of fiscal 2008 and up 38.9% compared to the $2,594,000 earned in its last quarter ended March 31, 2009. Earnings attributable to B of I’s common stockholders for the fourth quarter of fiscal 2009 were $3,431,000, up from the $1,700,000 earned in the fourth quarter of fiscal 2008 and up 41.7% compared to the $2,421,000 earned in its last quarter ended March 31, 2009. Diluted earnings per share for the fourth quarter of fiscal 2009 were $0.41 per share, up 105.0% from the $0.20 per share earned in the fourth quarter of fiscal 2008 and up 36.7% compared to the $0.30 per share earned in its last quarter ended March 31, 2009.

For the eighth consecutive year, the Company increased its annual earnings, reaching $7,142,000 for the year ended June 30, 2009, up 70.2% over the year ended June 30, 2008. Earnings attributable to B of I’s common stockholders were $6,453,000 or $0.78 per diluted share, up from the $3,884,000 or $0.46 for the year ended June 30, 2008. Fiscal 2009 diluted earnings per share increased 69.6% over last year.

“At the end of fiscal 2008 we told our shareholders that our wholesale banking group would be able to capitalize on low risk, high return opportunities in the mortgage markets and in fiscal 2009 we delivered,” said Greg Garrabrants, President and Chief Executive Officer of B of I. “We used those mortgage opportunities to increase our asset yield. We were simultaneously able to reduce our cost of funds and maintain our low overhead structure and our strong asset quality. These actions led to our highest annual net interest margin and another year of record earnings,” said Mr. Garrabrants. For the year ended June 30, 2009, B of I’s net interest margin was 3.04%, up 76.7% from the 1.72% for fiscal 2008.

“Just as important as our core earnings growth this year, our team made significant progress growing our retail mortgage loan origination business” said Mr. Garrabrants. “Our retail gain-on-sale mortgage banking platform is performing well and our enhanced multifamily origination group will be increasing origination volume in a market where traditional underwriting standards and more reasonable capitalization rates have returned. We made strong progress in enhancing our management team this year with additions of solid executive talent in our retail origination groups. We enhanced the Bank’s core deposit and lending systems to allow us to drive greater efficiency in our origination and deposit groups. We have increased our level of analytical sophistication in managing yields from our marketing efforts allowing us to continue to grow our deposit base at reasonable costs.”

“Our results this year are also attributable to more than eight years of focus on asset quality and capital,” added Mr. Garrabrants. Our non-performing assets were 0.65% of our total assets at June 30, 2009, up from last year, but still well below the majority of banks suffering through the current downturn. The lower level of problem assets is a competitive advantage for us today, as the executives of many community banks are spending more time on loss mitigation and raising capital, than on business opportunities. Despite our continued strong asset quality, during the year, we increased our allowance for loan loss by 75.4%. Our capital position remains strong with more than $25.7 million of capital above the federal standards for a well capitalized bank. “

Fourth Quarter Highlights:

•	Net interest margin grew to 3.62% in the fourth quarter, up 49.6% over the fourth quarter of 2008 and up 28.4% compared to the last quarter ended March 31, 2009.

•	Asset quality remains strong with total non-performing loans of 0.45% of loan portfolio and total non-performing assets of 0.65% of total assets at June 30, 2009

•	Tangible book value increased to $9.79 per share, up $0.84 compared to the end of last year.

•	Total assets reached $1,302.2 million at June 30, 2009, up 9.0% compared to the end of last year.

Quarter Earnings Summary

During the quarter ended June 30, 2009, B of I earned $3,604,000 or $0.41 per diluted share compared to $1,780,000, or $0.20 per diluted share for the three months ended June 30, 2008. Net interest income increased $4.3 million during the 2009 fourth quarter compared to the 2008 fourth quarter and increased $2.8 million compared to the quarter ended March 2009. The increases in net interest income are due to both a higher net interest margin resulting primarily from decreases in deposit rates and increases in loans and investment security rates and due to a higher level of interest earning assets. The net interest margin increased to 3.62%, up 120 basis points over the fourth quarter in 2008 and up 80 basis points compared to the quarter ended March 2009. For the fourth quarter of 2009, non-interest income was a gain of $923,000, due to the sale of $89.0 million of agency mortgage-backed securities for a gain of $2.8 million and mortgage banking income of $798,000, offset by an unrealized loss of $1.5 million associated with an other-than-temporary impairment on mortgage-backed securities and a fair value adjustment of $1.4 million on our trust preferred collateralized debt. The Bank also elected to increase its allowance for loan loss from 63 basis points at the end of March 2009, to 77 basis points. The provision for loan loss was $1,900,000 in the fourth quarter of 2009, $1,200,000 for the quarter ended March 2009 and $1,122,000 for the fourth quarter of 2008. The increase in our loan loss provision this quarter was primarily based upon the nationwide decline in housing values and higher unemployment which has negatively impacted consumer credit.

Non-interest expense, or operating costs for the fourth quarter of 2009, was $4,219,000, 32.3% higher than the $3,190,000 in operating costs for the quarter ended March 31, 2009 and higher than the $2,464,000 in operating costs for the fourth quarter of 2008. The increase in operating expense in the fourth quarter compared to the last quarter ended March 31, 2009 and the fourth quarter of 2008 was primarily the result of higher regulatory fees, increased REO expenses and increased salaries and benefits related to the formation of our lending group.

Balance Sheet Summary

Total assets increased to $1,302.2 million, up 9.0% from total assets of $1,194.2 million at June 30, 2008. The increase in total assets was the result of purchases of single-family and multifamily mortgage loans and the purchase of agency debt and AAA non-agency mortgage-backed securities. The asset growth since June 30, 2008 was funded by a net increase in deposits totaling $77.8 million and an increase in short term borrowings of $24.0 million. For fiscal 2009, stockholders’ equity increased $5.8 million, primarily due to earnings of $7.1 million, an unrealized gain of $0.9 million from our available for sale mortgage-backed securities, offset by charges of $2.1 million for the cumulative effect adjustment for our election to adopt Statement of Financial Accounting Standard No. 159 for investments in trust preferred collateralized debt and $1.0 million from the repurchase of our common stock.

Conference Call

A conference call and webcast will be held on Tuesday, September 1, 2009 at 5:00 PM Eastern / 2:00 PM Pacific. To participate in the conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: 888/437-9315. International callers should dial: 719/325-2146. Digital replay is available by calling 888/203-1112 and using the digital pass code #4614986. The conference call will be webcast live and may be accessed at BofI’s website, http://www.bofiholding.com. For those unable to participate during the live broadcast, a replay will be available shortly after the call on the BofIholding.com website for 90 days.

About BofI Holding, Inc. and Bank of Internet USA

BofI Holding, Inc. is the holding company of Bank of Internet USA and trades on NASDAQ under the symbol BOFI. Bank of Internet USA is a consumer focused, FDIC insured, nationwide savings bank operating primarily over the Internet. It offers a variety of consumer banking services, focusing primarily on gathering retail deposits over the Internet and originating and purchasing multifamily and single-family mortgage loans. Bank of Internet USA offers products through its websites at www.bankofinternet.com and www.ApartmentBank.com. Retail deposit products include certificates of deposit, online checking accounts with check images, bill payment, high interest savings accounts, ATM or Visa Check Cards, money market savings accounts, and ATM fee reimbursement anywhere in the world.

Contact:

BofI Holding, Inc.

Gregory Garrabrants, CEO

858/350-6203

Gregory.Garrabrants@BankofInternet.com

BofI HOLDING, INC.

SELECTED CONSOLIDATED FINANCIAL INFORMATION

(Unaudited—dollars in thousands, except per share data)

	June 30,
	2009	2008
Selected Balance Sheet Data:
Total assets	$1,302,208	$1,194,245
Loans held for investment, net of allowance for loan losses	615,463	631,413
Loans held for sale, at cost	3,190	—
Allowance for loan losses	4,754	2,710
Investment securities trading	5,445	—
Investment securities available for sale	265,807	209,119
Investment securities held to maturity	350,898	300,895
Total deposits	648,524	570,704
Securities sold under agreements to repurchase	130,000	130,000
Advances from the FHLB	262,984	398,966
FRB Discount Window and junior subordinated debentures	165,155	5,155
Total stockholders’ equity	88,939	83,082

	At or For the Quarter		At or For the Year
	Ended June 30,		Ended June 30,
	2009	2008	2009	2008
Selected Income Statement Data:
Interest and dividend income	$20,553	$18,534	$77,778	$63,301
Interest expense	9,250	11,567	41,419	45,281

Net interest income	11,303	6,967	36,359	18,020
Provision for loan losses	1,900	1,122	4,730	2,226

Net interest income after provision for loan losses	9,403	5,845	31,629	15,794
Non-interest income	923	(425)	(6,687)	1,379
Non-interest expense	4,219	2,464	12,894	10,162

Income before income tax expense	6,107	2,956	12,048	7,011
Income tax expense	2,503	1,176	4,906	2,815

Net income	$3,604	$1,780	$7,142	$4,196

Net income attributable to common stock	$3,431	$1,700	$6,453	$3,884
Per Share Data:
Net income (loss):
Basic	$0.43	$0.21	$0.79	$0.47
Diluted	$0.41	$0.20	$0.78	$0.46
Book value per common share	$9.79	$8.95	$9.79	$8.95
Tangible book value per common share	$9.79	8.95	$9.79	$8.95
Weighted average number of common shares outstanding:
Basic	8,034,796	8,271,154	8,131,654	8,261,100
Diluted	8,663,445	8,380,271	8,724,528	8,375,550

Common shares outstanding at end of period	8,082,768	8,299,563	8,082,768	8,299,563

BofI HOLDING, INC.

SELECTED CONSOLIDATED FINANCIAL INFORMATION

(Unaudited—dollars in thousands, except per share data)

	At or For the Quarter		At or For the Year
	Ended June 30,		Ended June 30,
	2009	2008	2009	2008
Performance Ratios and Other Data:
Loan originations for investment	$1,738	$6,285	$33,170	$64,888
Loan originations for sale	43,639	—	83,741	516
Loan purchases	5,548	59,992	57,410	201,010
Return on average assets	1.13%	0.61%	0.59%	0.40%
Return on average common stockholders’ equity	17.52%	9.20%	8.79%	5.41%
Interest rate spread[1]	3.46%	2.16%	2.83%	1.40%
Net interest margin[2]	3.62%	2.42%	3.04%	1.72%
Efficiency ratio[3]	34.51%	37.66%	43.46%	52.40%
Capital Ratios:
Equity to assets at end of period	6.83%	6.96%	6.83%	6.96%
Tier 1 leverage (core) capital to adjusted tangible assets[4]	6.98%	7.09%	6.98%	7.09%
Tier 1 risk-based capital ratio[4]	14.86%	13.95%	14.86%	13.95%
Total risk-based capital ratio[4]	15.64%	14.40%	15.64%	14.40%
Tangible capital to tangible assets[4]	6.98%	7.09%	6.98%	7.09%

Asset Quality Ratios:
Net charge-offs to average loans outstanding	0.69%	0.32%	0.43%	0.18%
Nonperforming loans to total loans	0.45%	0.66%	0.45%	0.66%
Nonperforming assets to total assets	0.65%	0.39%	0.65%	0.39%
Allowance for loan losses to total loans held for investment	0.77%	0.43%	0.77%	0.43%
Allowance for loan losses to nonperforming loans	167.39%	65.29%	167.39%	65.29%

[1]	Interest rate spread represents the difference between the annualized weighted average yield on interest-earning assets and the weighted average rate paid on interest-bearing liabilities.
[2]	Net interest margin represents net interest income as a percentage of average interest-earning assets.
[3]	Efficiency ratio represents non-interest expense as a percentage of the aggregate of net interest income and non-interest income.
[4]	Reflects regulatory capital ratios of Bank of Internet USA only.